Exhibit 99.1

Digital Locations CEO Rich Berliner Discussed Communication Challenges in Remote Agricultural Settings with Research Scientist

Professor Andrew Robson highlighted the challenges of poor connectivity in rural areas, which hinders the use of agricultural technology for farming

SANTA BARBARA, CA, February 21, 2024 (GLOBE NEWSWIRE) – Digital Locations, Inc. (OTCMKTS:DLOC), the developer of SatennaTM, a breakthrough technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that in a recent podcast, its CEO, Rich Berliner, spoke with Dr. Andrew Robson, a professor at the University of New England in Australia, about his work in remote sensing and how it aims to address agricultural challenges such as crop health monitoring and yield predictions.

During the conversation, Professor Robson highlighted the significance of real-time data access to a host of scenarios, including crop applications, firefighting, and even the prevention of theft in oyster farming. He said, “There is good mobile coverage and good data coverage in the centers of the main cities. Outside of those centers, the reception is very poor for telecommunication, let alone data transfer. It gets worse if you are in an agricultural setting or amongst trees within an orchard or things like that. It’s a really big limiter of the adoption or accessibility into useful technologies. To be able to walk into your field and have data access is the missing link. We need real time data.”

Professor Robson continued, “When you talk about how data accessibility can help, there’s a lot of commercial satellites available now. There’s been a lot of work over the decades by many people on using these satellites for a range of agricultural purposes. So, looking at crop health, identifying pest or disease hotspots, seeing if your irrigation is working correctly, predicting yield and quality—all these sorts of applications can benefit from using satellite and ground-based data sensing.

“The benefit this would provide, having faster data in remote locations and access to agricultural technology is a missing piece of the jigsaw puzzle,” Professor Robson concluded. “It is great to hear what you are trying to achieve. You’ve nailed one that is really beneficial for a wide range of reasons.”

Dr. Andrew Robson is a Professor at the University of New England in Armidale, Australia; Director of the Applied Agricultural Sensing Center; and President of the Queensland Oyster Growers Association. He earned his AS in Environmental Science at Canberra Institute of Technology in 1997 and a BS in Environmental Science from Charles Sturt University in 2002, majoring in GIS/remote sensing at both institutions. He went on to complete his PhD in this field of study at the University of Queensland in 2007. He has been involved in agricultural research since 1996, with much of that time spent developing remote sensing/GIS spatial applications for various agricultural and horticultural farming systems around the globe. He is listed as a Google Scholar at: https://scholar.google.com/citations?user=hOWIbmwAAAAJ.

This podcast can be viewed at https://youtu.be/SWXeh39DF2Q.

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of SatennaTM, a breakthrough technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin), and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race, or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs, and even Netflix, Amazon, and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com.

Safe Harbor Statement

This press release may contain “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise, except as may be required under applicable law.

Press Contact:
communications@digitallocations.com

(805) 456-7000